UNITED STATES

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International Business Machines Corporation

New Orchard Road

Armonk, New York 10504

March 25, 2010

Re: IBM Proposals

Dear IBM Stockholder:

By now you should have received IBM’s Annual Report for 2009 and the Proxy Statement for our 2010 Annual Meeting of Stockholders.  As noted in the Letter from the Chairman in the Annual Report, despite a challenging environment, IBM achieved record pre-tax earnings, record earnings per share and record free cash flow in 2009.  Enclosed is an insert that is included in the Annual Report, which illustrates how IBM has generated higher value for the last decade.

We are writing to ask for your support at our upcoming Annual Meeting by voting FOR all of IBM’s director nominees and AGAINST proposals #3 (Executive Compensation Annual Incentive Payout), #4 (Cumulative Voting), #5 (New Threshold for Calling Special Meetings) and #6 (Advisory Vote on Executive Compensation) on your IBM proxy card.  We believe that a vote FOR all of IBM’s director nominees and AGAINST the stockholder proposals is in the best interests of our Company and its stockholders.  Following is a summary of our reasons for opposing the stockholder proposals —

Proposal #3 — Stockholder Proposal on Executive Compensation Annual Incentive Payout

•                  We oppose this proposal because we believe that IBM’s compensation program appropriately balances the best interests of IBM in both the near term and longer term. The mix of compensation elements was established to drive annual results, while at the same time ensuring that senior executives focus on long-term sustainable financial performance.  Our current plans do just that.

Proposal #4 — Stockholder Proposal on Cumulative Voting

•                  We oppose this proposal because we believe the best interests of our stockholders are fairly served through our existing voting provisions, which provide for one vote for each share of common stock.  In 2008, IBM moved from plurality to majority election of directors, which makes the call for cumulative voting wholly unnecessary.

Proposal #5 — Stockholder Proposal on New Threshold for Calling Special Meetings

•                  We oppose this proposal because we believe it is not necessary in light of the fact that IBM stockholders already have the right to call special meetings.  In 2008, the same proponent presented a stockholder proposal asking the Board to give stockholders holding between 10-25% of IBM’s outstanding stock the right to call a special meeting.  In response to the majority support received on that proposal, the Board approved an amendment to the Company’s by-laws giving stockholders owning at least 25% of the outstanding shares the power to call a special meeting.

•                  Now the proponent has changed his mind, and is seeking to lower the threshold he sought in 2008 to 10%.  Management has previously engaged with the proponent, trying to understand the rationale for his dissatisfaction with the very threshold that he himself recently endorsed.  Those conversations proved fruitless.  The Company believes that the proponent’s behavior is an abuse of the stockholder proposal process that is counterproductive to the development of corporate governance.

Proposal #6 — Stockholder Proposal on Advisory Vote on Executive Compensation

•                  We oppose this proposal because we believe that our governance and executive compensation practices and policies, which emphasize performance and incentive pay, already demonstrate the Company’s accountability to stockholders. Further, the proposed advisory vote simply cannot be a meaningful substitute for the informed judgment of your Board of Directors, who design and set senior executive compensation with full knowledge of the facts and circumstances surrounding each executive’s circumstances and performance.

Our statements in opposition to the stockholder proposals are attached.  You may also find additional information at http://www.ibm.com/investor/proxyinformation.  We appreciate your time and consideration on these matters and ask for your support of the IBM recommendations.  Please do not hesitate to call me at 914-499-6118 if you have questions or comments.

Sincerely,

/s/ Andrew Bonzani
Andrew Bonzani
Vice President & Corporate Secretary

A Decade of Generating Higher Value at IBM

A Decade of Generating

Higher Value at IBM

1 A decade ago, we saw change coming.

The IT industry and the broader economy were being transformed by the rising tide of global integration, by a new computing model and by new client needs for integration and innovation.

The global economy was integrating. The rapidly growing nations of the developing world were making historic investments in fundamental business infrastructure. And enterprises everywhere were seeking access to global skills and growth markets.

A new computing architecture was taking shape. It was built on pervasive instrumentation and interconnectivity, open standards, unprecedented computing power and advanced analytics. This model could transform oceans of data into intelligence.

Clients were shifting their focus from productivity to innovation. By integrating advanced technology far deeper into their business operations, they sought to unlock innovation and drive growth.

2 In response, we changed the mix of our businesses ...

To capture the emerging higher-value opportunities, IBM divested commoditizing businesses like personal computers and hard disk drives, and strengthened its position through strategic investments and acquisitions in areas such as analytics, next-generation data centers, cloud computing and green solutions.

From 2000 to 2009 we made 108 strategic acquisitions to strengthen our portfolio of products and offerings. This has changed our business mix toward higher-value, more profitable segments of the industry.

Segment Pre-tax Income*

($ in billions)

2000**

2009

*                 Sum of external segment pre-tax income not equal to IBM pre-tax income

**          Excludes Enterprise Investments and stock-based compensation

1

International

(mid-19th to early 20th century)

Most operations are centered in the home country, with overseas sales and distribution.

Multinational

(mid-20th century)

Creates smaller versions of itself in countries around the world and makes heavy local investments.

Globally Integrated Enterprise
(21st century)

Locates operations and functions anywhere in the world based on the right cost, skills and business environment.

3 ... and became a globally integrated enterprise, leveraging our scale to capture new growth.

Since 2005, global integration has enabled IBM to cut expenses by $5 billion and improve service quality, speed and risk management in very dynamic environments. We have shifted resources toward building client relationships and employee skills, while positioning IBM for new market opportunities, such as business analytics, smarter cities and the large-scale infrastructure build-outs underway in emerging markets.

During this period, IBM has pioneered a new operating model, changing from a classic “multinational,” with smaller versions of the parent company replicated in countries around the world, to a global model with one set of processes, shared services and broadly distributed decision making, carried out by a highly skilled global workforce managed by a common set of values.

Globally Integrated Operations

IBM’s shift to a globally integrated model allowed the company to refocus our country organizations on generating growth and serving clients. Currently, nine out of every ten employees in our country organizations are focused on providing our clients with high-value, high-margin solutions.

In the globally integrated model, even the smallest of our emerging country teams can leverage IBM’s global scale and expertise to deliver value of a depth and breadth unattainable in a multinational construct.

Growth Markets Share of Geographic Revenue

In 2009, Growth Markets— defined as those countries with the potential to grow at above-average rates over the coming decade—represented 19 percent of IBM’s geographic revenue and grew 8 points faster than Major Markets.

2

4 As a result, IBM today is a higher-performing enterprise.

Our business model is more aligned with our clients’ needs and generates better financial results.

We have achieved record earnings per share...

Diluted earnings per share in 2009 were $10.01, marking seven consecutive years of double-digit growth. Pre-tax earnings from continuing operations were $18.1 billion, an increase of 9 percent.

Earnings Per Share

Note: 2005—2008 EPS reflects the adoption of amendments to ASC 260, “Earnings Per Share”

... and record cash performance.

In 2009 our free cash flow, excluding the year-to-year change in Global Financing receivables, was $15.1 billion—an increase of $800 million from 2008.

Financial Performance History

($ in billions)

Revenue	Pre-tax Income

Divested Revenue	Free Cash Flow

5 We have therefore been able to invest in future sources of growth and provide record return to shareholders ...

Primary Uses of Cash

From 2000 to 2009

Returned to Shareholders	Reinvested
Share Repurchases & Dividends	Acquisitions & Capital Expenditures

... while continuing to invest in R&D—more than $56 billion from 2000 to 2009.

3

6 This has resulted in strong, steady performance in the current economic environment ...

The transformation of our company has allowed us to achieve consistently strong results since 2002. And despite a challenging economy over the last two years, we reached the target of our 2010 EPS road map of $10 to $11 one year ahead of schedule.

Earnings Per Share Road Map to 2010

Key Drivers for 2010

Historical revenue growth

We maintain historical revenue growth through annuity businesses, global presence and a balanced business mix.

Margin expansion

We focus on delivering higher value to clients and on increasing productivity, to improve profitability.

Share repurchases

Our strong cash generation lets us return value to shareholders by reducing shares outstanding while reinvesting for future growth.

Growth initiatives and future acquisitions

We invest in key growth initiatives and strategic acquisitions to complement and scale our product portfolio.

Retirement-related costs

Retirement-related costs vary based on market performance and plan redesigns.

Note: 2006—2008 EPS reflects the adoption of amendments to ASC 260, “Earnings Per Share”

4

7 ... and our investments position us for growth in the next decade—the Decade of Smart.

We are focusing on four major growth opportunities in 2010:

Growth markets: IBM serves clients in more than 170 countries around the world. In both mature and growth economies, infrastructure represents a major technology and business opportunity, with more than $2 trillion in fiscal stimulus earmarked by governments.

Analytics: Enabling clients to get far more value from their information, IBM's new analytics service line draws on 4,000 dedicated consultants, plus 200 mathematicians and advanced analytics experts in IBM Research. We have invested $10 billion in 14 acquisitions since 2005, creating seven analytics solution centers around the world.

Cloud and next-generation data center: These new models are enabling efficient consumption and delivery of IT-based services. More than 18 million people use LotusLive, IBM's cloud-based collaboration suite. More than 200 IBM researchers are working on breakthroughs in areas like cloud security and privacy.

Smarter planet: We estimate that smarter planet increases IBM's addressable opportunity by 40 percent over the decade ahead. The sampling on this map of recent partnerships with more than 300 clients illustrates the reach of smarter solutions across industries and markets.


Canada
United States
Mexico
Venezuela
Peru
Brazil
Argentina

Smarter luggage

Industry: Transportation (Netherlands)

An integrated baggage-control and passenger-check-in system at Amsterdam's airport streamlines luggage tracking, offloading and redirection of bags on alternative flights, and fully automated security screening for all transfer baggage travelling through the airport.

Smarter medical research

Industry: Healthcare (United States)

The University of North Carolina's smart healthcare system allows researchers, clinicians and administrators to analyze and correlate data in new ways, leading to improved patient outcomes and compliance, and advances in research on diseases such as diabetes and cancer—shortening query times from weeks to seconds.

Smarter oil and gas imaging

Industry: Chemicals & Petroleum (Venezuela)

3-D seismic imaging technology helped Tricon Geophysics cut processing time by 50 percent and realize a 40-percent savings in power and cooling infrastructure, and operational costs.

Smarter microfinance

Industry: Banking & Financial Markets (India)

Microfinance bank Grameen Koota uses an open-source banking platform for accurate, near-real-time information, enabling them to predict capital requirements; to expand their microloans, insurance accounts and other banking functions; and to grow from 70,000 to 350,000 low-income clients.

5

Smarter mobile phone promotions Industry: Telecommunications (Philippines) To hold onto existing mobile phone customers and win new ones, Philippine telcos must micro-target promotions for new services, in real time. Globe Telecom’s smart Toolbox has cut the preparation time for launching service promotions from 40 weeks to three weeks, increasing Globe’s sales by 600 percent. Smarter patient care Industry: Healthcare (People’s Republic of China) An intelligent medical records system at the Guang Dong Hospital of Traditional Chinese Medicine enables sharing between local facilities and large hospitals and across multiple departments. The result? Better patient care, improved diagnosis and treatment—with the promise of using deep analytics to drive cutting-edge research in global healthcare. India Vietnam Thailand Taiwan People’s Republic of China Philippines South Korea Japan Turkey Saudi Arabia South Africa New Zealand Australia Russia Belgium Finland Malta Bulgaria Ireland Denmark Czech Republic Norway Poland Sweden Germany Netherlands France Italy U.K. Spain Slovenia Smarter Planet Engagements By industry Aerospace & Defense Automotive Banking & Financial Markets Chemicals & Petroleum Consumer Products Education Electronics Energy & Utilities Government Healthcare Industrial Products Insurance Life Sciences Media & Entertainment Retail Telecommunications Transportation Switzerland U.A.E. Singapore Smarter global financial systems Industry: Electronics (Japan) Panasonic’s Global Treasury System integrates financial management for 600+ subsidiaries around the world. By managing cash flow, currency exchange and settlements as a global, in-house bank, the company has significantly reduced financial costs, while giving it daily financial visibility. 6

The selected references herein to the company’s financial results related to (i) revenue at constant currency and (ii) free cash flow excluding Global Financing receivables are, in each case, non-GAAP financial measures provided to facilitate a comparative view of the company’s ongoing operational performance. Information about these financial measures is provided in the company’s Form 8-K submitted to the SEC on January 19, 2010 (Attachment II—Non-GAAP Supplementary Materials).

MARCH 2010

3. STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION ANNUAL INCENTIVE PAYOUT

THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The proposal essentially asks the Executive Compensation and Management Resources Committee (the Committee) to change IBM’s annual incentive plan to a long-term performance plan. The Committee believes that the basic premise of the proposal is flawed and is not in the best interests of the Company or its stockholders. IBM’s compensation program should not be focused exclusively on the long-term, but instead it should drive senior executives to deliver both annual results and long-term results. These are not mutually exclusive concepts. The mix of compensation elements has been established by the Committee to drive annual results, while at the same time ensuring senior executives continue to focus on long-term sustainable financial performance.

As clearly described in the Compensation Discussion and Analysis (CD&A) contained in this Proxy Statement, IBM’s compensation program for senior executives already includes a significant portion of compensation tied to long-term performance:

•                  In 2009, 67% of the Chairman and CEO’s annual compensation and 70% of the Senior Vice Presidents’ compensation, on average, was delivered in Performance Share Units (PSUs), which have a three-year cumulative performance period.

•                  The PSU program already focuses on the quality of performance by using EPS and cash flow metrics, which both drive long-term shareholder value.

•                  Each senior executive is required to hold a meaningful portion of their personal holdings in IBM stock to further align their interests with the long-term interests of stockholders.

The Board believes that IBM’s compensation program for senior executives appropriately balances incentives for annual and long-term performance and is aligned with the interests of stockholders. THEREFORE, THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

4. STOCKHOLDER PROPOSAL ON CUMULATIVE VOTING

THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

IBM, like most other major corporations, provides that each share of common stock is entitled to one vote for each nominee for Director. The Board of Directors believes that this approach produces a Board that will represent the interests of the Company’s stockholders as a whole rather than the interests of any particular group. The Board believes that the best interests of our stockholders are fairly served through our existing voting provisions. In 2008, the Company amended its by-laws to provide that the vote required in an uncontested election for a director at a stockholders meeting is a majority of the votes cast. This change ensures that the results of director elections reflect the will of a majority of the votes cast.

The cumulative voting proposal advanced by the proponent could lead to dysfunction on the Board by enabling stockholders representing a small percentage of our shares to elect a director to represent their own particular interests. This could result in a Board of Directors on which each director advocates the positions of the group responsible for his or her election, rather than the positions that are in the best interest of the Company and IBM stockholders as a whole. The Board believes that changing the current voting procedure is not advisable. THEREFORE, THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

5. STOCKHOLDER PROPOSAL ON NEW THRESHOLD FOR CALLING SPECIAL MEETINGS

THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

At the Company’s 2008 annual meeting, this same proponent presented a stockholder proposal asking the Board to give stockholders holding between 10-25% of the outstanding common stock the right to call special meetings of stockholders. That proposal received 56% of the votes cast. After consideration of the matter, in 2008 the Board approved an amendment to the Company’s by-laws in accordance with that stockholder proposal, giving stockholders owning at least 25% of the outstanding shares the power to call a special meeting of stockholders. That provision can be found in Article II, Section 3 of the Company’s by-laws at http://www. ibm.com/investor/governance/by-laws.wss/.

Now the proponent has changed his mind, and is seeking to lower the threshold he sought in 2008 to 10%. Management has previously engaged with the proponent, underscoring the Board’s responsiveness to the vote at the 2008 annual meeting and trying to understand the rationale for the proponent’s dissatisfaction with the very threshold that he himself recently endorsed. Those conversations proved fruitless and now the Company is in the position of having to include this new proposal for a vote by stockholders at the 2010 annual meeting after the Board already acted on a substantially similar proposal from the same proponent at the 2008 annual meeting.

The Company believes that the proponent’s behavior is an abuse of the stockholder proposal process that is counterproductive to the development of corporate governance. As the Company has already adopted a by-law permitting stockholders to call special meetings, the Board believes that this new proposal is not necessary. THEREFORE, THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

6. STOCKHOLDER PROPOSAL ON ADVISORY VOTE ON EXECUTIVE COMPENSATION

IBM has long demonstrated its commitment to sound principles of corporate governance, working to ensure that its practices protect and further the interests of its stockholders. As discussed in more detail below, the Board of Directors believes that adopting the proposed advisory vote policy on executive compensation is not warranted, as the Board already has governance and executive compensation practices and policies that demonstrate its accountability to stockholders.

•                  The Executive Compensation and Management Resources Committee (the Committee) is charged with the responsibility for defining and articulating the Company’s overall executive compensation philosophy, and administering and approving all elements of compensation for the Company’s senior executives. In balancing these responsibilities, the Committee is duty-bound to act in the best interests of the Company and its stockholders, which duties are unique to directors and not shared by either the Company’s management or its stockholders.

•                  The proposed advisory vote simply cannot be a meaningful substitute for the informed judgment of the independent Committee members. When setting executive compensation and designing executive compensation programs, the Committee considers a variety of public and confidential information, such as sensitive strategic and operational information and data unique to the particular individuals, including consideration of the ongoing efforts by competitors and others to recruit IBM executive talent. Because such confidential data is not available and cannot otherwise be disclosed to stockholders, any vote by stockholders would necessarily be based on incomplete information — and therefore, it follows that no stockholder can reach an informed judgment on whether a particular type or amount of compensation, or compensation for a specific individual, is appropriate.

•                  The results of any stockholder vote as requested by the proponent would be ambiguous by definition, because the specific source of any stockholder dissatisfaction cannot be articulated through an “all or nothing” (i.e., “yes” or “no”) vote. For example, a yes vote could be indicative of overall positive feelings about the Company’s performance without regard to any specific view of executive compensation programs or policies. On the other hand, a no vote may reflect stockholder dissatisfaction with the compensation of one or more of the Named Executive Officers as explained in the Compensation Discussion and Analysis, with a certain type or amount of compensation, or with the compensation philosophy in total, or it may simply reflect some generalized dissatisfaction with the Board, with management or with the Company’s performance.

•                  Moreover, the potential use (or misuse) by certain persons, including proxy advisory groups, of these advisory votes introduces uncertainty and risk into the governance process. If past experience is any guide, we expect that such persons or groups will issue recommendations with respect to those votes, in an attempt to leverage concessions or changes in the Company’s practices, even those practices far removed from executive compensation. For example, after some period of time, significant ‘no’ advisory votes may well be translated into ‘vote no’ campaigns against directors, or translate into negative recommendations on other Board proposals. Given these profound uncertainties and risks, the Board simply has no confidence in how the entire advisory vote process will work.

•                  The Committee also has a demonstrated history of being responsive to concerns regarding executive pay, taking steps to emphasize performance and incentive pay, with 88% of annual senior executive compensation from sources that vary year to year based on business results. In addition, the Committee and the Board of Directors have taken a number of steps over time to enhance sound governance in the Company’s compensation practices and policies, including:

•                  Ending the accrual of benefits under the Supplemental Executive Retention Plan,

•                  Ceasing the payment of dividend equivalents on future Restricted Stock Unit awards,

•                  Implementing non-compete agreements for senior executives in exchange for compensation,

•                  Adopting a policy to claw-back incentive payments made to any officer whose misconduct leads to a restatement of the Company’s financial results, and

•                  Adopting a policy to allow the clawback of certain Company contributions to the nonqualified deferred compensation plan for any participant who engages in detrimental activity.

•               The rigor of the Committee’s processes has also helped insulate the Company from challenges regarding its compensation practices, including backdating claims. As noted in the section “Equity Award Practices” of this Proxy Statement, all equity awards are approved before or on the date of grant, with the process using a predetermined planning price to set the value of awards to be given, instead of setting awards at a specific number of shares, the value of which can vary based on the grant date and the stock price.

•                  The Board has otherwise demonstrated its responsiveness to issues of concern to stockholders and its commitment to being accountable to stockholders. In 2008, the Company amended its by-laws to provide for majority election of directors, which ensures that the results of director elections reflect the will of a majority of the votes cast. At the same time, the Company amended its by-laws to allow stockholders holding at least 25% of the outstanding shares to call special meetings of stockholders, which was also in response to a majority vote on an earlier stockholder proposal. In addition, the Board has implemented other stockholder proposals from time to time without the need for stockholder intervention.

The Company has dedicated the majority of this Proxy Statement to furnishing clear and complete disclosure of executive compensation information. In this year’s disclosure, we again used a two-stage approach, leading with a “primer”— Section 1 of the CD&A — using plain English to make clear for all readers the policies and practices behind the Company’s programs for senior executive compensation. The Board believes that this high degree of transparency helps ensure that stockholders’ interests are properly served with respect to executive compensation.

Finally, the Company already has a number of channels for stockholders to express their views on matters of concern, including through the use of a dedicated web address, through the stockholder proposal process and at the Company’s annual meeting of stockholders. Stockholders have the ultimate ability to influence actions by the Board by exercising their right to vote for the election of directors, including those who sit on the Committee.

For the reasons set forth above, the Board believes that the proposed advisory vote will not enhance director accountability to stockholders. THEREFORE, THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Executive Compensation Pay for Performance Strategy

IBM Executive Compensation Components - “Three Legs of the Stool” Multiyear focus — rewards for sustained business and/or stock performance Metrics stable over time, but vehicles vary Award size linked to demonstrated performance and retention risk One-year focus — variable pay for performance Vehicle stable over time, but metrics vary Only program for rewarding in-year performance – cash awards not available Prices the job, with larger increases to top performers Long-Term Incentive Annual Incentive Base Salary

IBM Executive Compensation: A Commitment to Pay for Performance Our executive compensation program pays for performance against financial targets that are set to be challenging to motivate a high degree of business performance, with an emphasis on longer-term financial success and prudent risk management Our share ownership guidelines require that our senior executives hold a significant amount of IBM equity to further align their interests with stockholders over the long term On average, 88% of IBM’s senior leaders’ annual compensation varies year to year based on business results and individual performance, with the remainder coming from base salary. In addition, 67% of the Chairman and CEO’s annual pay and 70% of the Senior Vice Presidents’ (SVP) pay, on average, is in long-term elements. This ensures that the interests of senior executives are aligned with the long-term interests of stockholders

IBM Financial Performance History Since 2002... We have added $12 billion to our pre-tax profit base Our pre-tax margins have more than doubled Earnings per share has quadrupled We’ve generated ~$80 billion in cumulative free cash flow* In 2009, IBM Delivered Revenue of $95.8 billion Record pre-tax income of $18.1 billion Record earnings per share of $10.01 Record free cash flow* of $15.1 billion * Excluding GF Receivables Note: 2005-2008 EPS reflects the adoption of amendments to ASC 260, "Earnings Per Share" Note: The Company's free cash flow excluding Global Financing receivables, referenced above, is a non-GAAP financial measure provided to facilitate a comparative view of the Company's ongoing operational performance. Information about this financial measure is provided in the Company's Form 8-K submitted to the SEC on January 19, 2010 (Attachment II—Non-GAAP Supplementary Materials). Divested Revenue ($B) Revenue ($B)

[E-Mail]

Re:          Voting Your IBM Shares for the 2010 Annual Meeting

Dear IBM Senior Leaders:

I am writing to remind each of you to make sure to vote all of your IBM shares for the 2010 Annual Meeting.  By now, you should have received a copy of IBM’s 2010 Proxy Statement along with the proxy card.  If you hold IBM shares in “street name” (i.e., through a bank or broker), you will have received a voter instruction form from your bank or broker.  We expect that many of you will receive multiple copies of the proxy materials, reflecting different ownership accounts you may have.  Please make sure to vote all of the proxy voting cards that you receive.

As you know, despite a challenging environment, IBM achieved record pre-tax earnings, record earnings per share and record free cash flow in 2009.  It is important that you show your support for the Company and vote your shares.  In particular, we are asking you to support management and the Board of Directors by voting FOR all of IBM’s director nominees and AGAINST the stockholder proposals, which are proposals #3 (Executive Compensation Annual Incentive Payout), #4 (Cumulative Voting), #5 (New Threshold for Calling Special Meetings) and #6 (Advisory Vote on Executive Compensation).  We believe that a vote FOR all of IBM’s director nominees and AGAINST the stockholder proposals is in the best interests of our Company and its stockholders.

•                  If you hold your shares in record name (i.e., directly through our transfer agent, Computershare) and need assistance regarding your record accounts, please contact Bob Wilt at infoibm@us.ibm.com.

•                  On the other hand, if you hold your shares in street name (e.g., through Morgan Stanley Smith Barney, Bank of America, Charles Schwab, or another financial institution), the Company cannot access your account or provide you with a replacement voting instruction form.  In this case, you will need to contact your broker directly in order to obtain a replacement voting instruction form.

In either case, if you have already voted all your shares, there is no need to contact us and no further action is required on your part.  In case you have not received or have misplaced your proxy voting card, IBM periodically sends a follow up mailing that includes a proxy voting card.  The first follow up mailing is scheduled to occur next week.

You may also find additional information at http://www.ibm.com/investor/proxyinformation.  If you do not receive a copy of the Proxy Statement by Monday, April 12, 2010, please contact Bob Wilt at infoibm@us.ibm.com.  Please do not hesitate to call me at 914-499-6118 if you have questions or comments.

Sincerely,

/s/ Andrew Bonzani
Andrew Bonzani
Vice President & Corporate Secretary